UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2024

BRIACELL THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

British Columbia	47-1099599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 300 - 235 15th Street West Vancouver, BC V7T 2X1	V7T 2X1
(Address of principal executive offices)	(Zip Code)

(604) 921-1810

(Registrant’s telephone number, including area code)

Commission File No. 001-40101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	BCTX	The Nasdaq Stock Market LLC
Warrants to purchase common shares, no par value	BCTXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2024, BriaCell Therapeutics Corp. (the “Company”) entered into a Placement Agency Agreement (the “Agreement”) with ThinkEquity LLC (the “Placement Agent”), pursuant to which the Company agreed to issue and sell to investors, in a best efforts offering (the “Offering”), an aggregate of (i) 5,128,500 common shares (the “Shares”), no par value per share (each a “Common Share”), of the Company and (ii) Common Share purchase warrants (the “Common Warrants”) to purchase up to 5,128,500 Common Shares (the “Common Warrant Shares”). Each Share and associated Common Warrant to purchase one (1) Common Warrant Share was sold at a combined offering price of $0.975.

The Company received aggregate gross proceeds from the Offering of approximately $5.0 million, before deducting Placement Agent fees and other Offering expenses. The Company intends to use the net proceeds from the Offering for working capital requirements, general corporate purposes, and the advancement of business objectives.

The Securities Offered

Each Common Warrant has an exercise price of $0.85 per share, is immediately exercisable for one (1) Common Warrant Share, and expires five (5) years from its issuance date. The Shares and accompanying Common Warrants were issued separately.

A holder of the Common Warrants (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than 4.99% (or 9.99%, at the election of the holder) of the outstanding Common Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Common Warrants up to 9.99% of the number of the Company’s Common Shares outstanding immediately after giving effect to the exercise.

As part of its compensation for acting as Placement Agent for the Offering, the Company paid the Placement Agent a cash fee of 7.5% of the aggregate gross proceeds and also agreed to issue to the Placement Agent warrants to purchase 256,425 Common Shares (the “Placement Agent Warrants”). The Placement Agent Warrants have a term of five years commencing October 2, 2024, are immediately exercisable, and have an exercise price of $1.21875.

The Shares, the Common Warrants, the Common Warrant Shares and the Placement Agent Warrants and underlying Common Shares were offered and sold by the Company pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-276650), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective by the SEC on January 31, 2024.

The representations, warranties and covenants contained in the Agreement were made solely for the benefit of the parties to the Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures.

This Current Report on Form 8-K (this “Form 8-K”) shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing descriptions of the Common Warrants, the Placement Agent Warrants and the Agreement are not complete and are qualified in their entirety by reference to the full text of the form of Common Warrant, form of Placement Agent Warrant and the Agreement which are filed as Exhibits 4.1, 4.2 and Exhibit 10.1, respectively, to this Form 8-K and are incorporated herein by reference.

The Canadian legal opinion, including the related consent, of Bennett Jones LLP relating to the issuance and sale of securities in the Offering is filed as Exhibit 5.1 hereto. Further, the U.S. legal opinion, including the related consent, of Sichenzia Ross Ference Carmel LLP regarding the enforceability of the Common Warrants and Placement Agent Warrants, is filed as Exhibit 5.2 hereto.

Item 8.01. Other Events

On October 1, 2024, the Company issued a press release announcing the pricing of the Offering.

On October 2, 2024, the Company issued a press release announcing the closing of the Offering.

Copies of the press releases are attached as Exhibits 99.1 and 99.2, respectively, to this Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Common Warrant

4.2	Form of Placement Agent Warrant

5.1	Opinion of Bennett Jones LLP

5.2	Opinion of Sichenzia Ross Ference Carmel LLP

10.1	Placement Agency Agreement, dated as of October 1, 2024, by and between BriaCell Therapeutics Corp. and ThinkEquity LLC

23.1	Consent of Bennett Jones LLP (included in Exhibit 5.1)

23.2	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.2)

99.1	Press Release, dated October 1, 2024

99.2	Press Release, dated October 2, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIACELL THERAPEUTICS CORP.

/s/ William V. Williams
October 2, 2024	William V. Williams
President and Chief Executive Officer